SECOND AMENDMENT TO THE
PACER FUNDS TRUST
CUSTODY AGREEMENT

THIS SECOND AMENDMENT, dated as of November16, 2016, to the Custody Agreement, dated as of May 26, 2015, as amended November 25, 2015 (the “Agreement”), is entered into by and between PACER FUNDS TRUST, a Delaware statutory trust (the “Trust”) and U.S. BANK, N.A., a national banking association (the “Custodian”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to add the Pacer US Cash Cows 100 ETF, the
Pacer Developed Markets International Cash Cows 100 ETF and the Pacer Emerging Markets Cash Cows 100 ETF to the Agreement; and

WHEREAS, Article XV, Section 15.02 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Amended Exhibit B of the Agreement is hereby superseded and replaced with Amended Exhibit B attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

PACER FUNDS TRUST	U.S. BANK, N.A.

By: /s/ Joe M. Thomson	By: /s/ Michael R. McVoy

Name: Joe M. Thomson	Name: Michael R. McVoy

Title: President and Chairman	Title: Senior Vice President

Pacer Funds Trust 11/2016	1

Amended Exhibit B
to the Custody Agreement – Pacer Funds Trust

Fund Names

Name of Series
Pacer Trendpilot 750 ETF
Pacer Trendpilot 450 ETF
Pacer Trendpilot 100 ETF
Pacer US Export Leaders ETF
Pacer Trendpilot European Index ETF
Pacer Autopilot Hedged European Index ETF
Pacer Global High Dividend ETF
Pacer International Export Leaders ETF
Pacer US Cash Cows 100 ETF
Pacer Developed Markets International Cash Cows 100 ETF
Pacer Emerging Markets Cash Cows 100 ETF

Pacer Funds Trust 11/2016	2